EX 10.1
December 23, 2011

Platinum Partners Liquid Opportunity Master Fund L.P.
Platinum-Montaur Life Sciences, LLC
152 West 57th Street, 4th Floor
New York, New York 10019

Re:           Exercise of Outstanding Warrants

Gentlemen:

Reference is made to the letter Agreement by and among Echo Therapeutics, Inc. (“Echo”), Platinum Partners Liquid Opportunity Master Fund L.P. and Platinum-Montaur Life Sciences, LLC (collectively, “Platinum”) dated as of November 14, 2011, pursuant to which Platinum agreed to exercise Series 1 Warrants and Series 2 Warrants acquired in Echo’s Series D Preferred Stock Offering with a total aggregate exercise price of $2 million no later than December 31, 2011 (the “Agreement”).

Platinum owns an aggregate of 3,225,190 warrants to purchase common stock, $0.01 par value per share (“Common Stock”), of Echo, 2,000,190 of which have an exercise price of $1.50 per share, 600,000 of which have an exercise price of $2.00 per share and 625,000 of which have an exercise price of $2.50 per share (collectively, the “Warrants”).

The purpose of this letter is to confirm that Platinum shall exercise all of the Warrants for cash no later than December 30, 2011 (the “Election Period”). In consideration for and simultaneously with such voluntary exercise, Echo will amend the exercise price of the Warrants to $1.00 per share.

To exercise the Warrants and receive the corresponding reduction in the exercise price of the Warrants, please return (1) a completed and signed copy of this letter and (2) confirmation of the allocation of shares between Common Stock and Series C Preferred Stock to Kimberly Burke, Echo’s General Counsel, via email at kburke@echotx.com or via fax at 215-717-4109 by December 27, 2011.  A wire for the aggregate amount of the Warrant exercise price also must be received by 5:00 p.m. ET on December 30, 2011.

At your election, for so long as the issuance of Common Stock is not prohibited by the 4.99% and/or 9.99% (as applicable) beneficial ownership restriction described in the Warrants, you may receive, on exercise, either Common Stock or Series C Preferred Stock convertible into that number of shares of Common Stock that you would otherwise be entitled to receive upon the warrant exercises described herein.  In the event that the exercise of such warrants would result in you and your affiliates beneficially owning (as calculated pursuant to Rule 13d-3 under the Securities Exchange Act) in excess of 4.99% or 9.99% (as applicable) of the outstanding Common Stock of the Company as set forth in the Warrants, in lieu of the issuance of shares of Common Stock in excess of such restriction, the Company shall issue to you a number of shares of its Series C Preferred Stock convertible into the aggregate number of shares of Common Stock issuable by the Company pursuant to the exercise described herein in excess of such 4.99% and/or 9.99% (as applicable) beneficial ownership restriction.  For purposes of determining the amount of such excess, the Company will rely on your good faith representations as to your current beneficial ownership and your understanding of the amount of Common Stock of the Company currently outstanding (as determined by reference to section 13(d) of the Securities Exchange Act and the rules promulgated thereunder).

If you are in agreement with the terms set forth above, please sign one copy of this letter and return it to the undersigned at your earliest convenience.

Regards,

/s/ Patrick T. Mooney

Patrick T. Mooney
Chief Executive Officer and President

Acknowledged and agreed to as of this 28th day of December, 2011:

Platinum Partners Liquid Opportunity Master Fund L.P.

By: /s/ Joseph San Filippo
     Name: Joseph San Filippo
     Title: CFO

Platinum-Montaur Life Sciences, LLC

By: /s/ Joseph San Filippo
     Name: Joseph San Filippo
     Title: CFO

Echo Therapeutics, Inc.    8 Penn Center    1628 JFK Boulevard, Suite 300    Philadelphia, PA 19103    p: 215.717.4100    f: 215.717.4109